GoProfit.com Announces Board Changes


         On December 7, 1999, the majority of the shareholders of GoProfit.com took action by written consent whereby such shareholders elected John Hoffman and Todd Chisholm as new directors constituting a board of three directors.

         The Board of Directors held a special meeting on December 15, 1999. At this meeting, the board removed William T. Heywood as an officer of GoProfit.com and appointed David Westfere as the Chief Executive Officer. Similarly, John Hoffman was appointed Chief Operating Officer and Todd Chisholm was appointed as Chief Financial Officer, Secretary, and Treasurer.

         To address outstanding legal and contractual obligations, the board authorized the officers to conduct due diligence as to the affairs of GoProfit.com. The officers will determine what outstanding obligations are owed by GoProfit.com, with a view towards resolving any such obligations as soon as possible. In addition, the officers will take control of the domain name, GoProfit.com, for the corporation's website.

         The board intends to file the SB-2 registration statement with the SEC. as soon as commercially reasonable. However, until such actions are concluded, the SB-2 cannot be finalized and filed.

         From time to time, GoProfit.com may issue forward-looking statements which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended.

         Actual results could differ and a forward-looking statement should be considered accordingly.

         For more information, contact David Westfere, Chief Executive Officer, GoProfit.com (602) 462-5900.